                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration No.333-35802


Prospectus supplement dated June 21, 2000
to prospectus dated May 19, 2000


                              E*TRADE Group, Inc.


      $650,000,000 6% Convertible Subordinated Notes due February 1, 2007
                                      and
    27,542,373 Shares of Common Stock Issuable upon Conversion of the Notes


     The information contained in the table appearing under the heading "Selling Securityholders" on pages 43-44 of the prospectus is hereby amended to add the following information:



                                                                                                        Shares of
                                                         Principal Amount        Percentage of         Common Stock
                                                          of Notes that             Notes              that May Be
Name of Selling Securityholder                             May Be Sold            Outstanding            Sold(1)
------------------------------                          ----------------        --------------         ------------

AAM/Zazove Institutional Income Fund L.P.(BS).......           $700,000                *                     29,661
Bank America Pension Plan...........................         $2,000,000                *                     84,746
BP Amoco PLC. Master Trust..........................         $3,505,000                *                    148,517
CIBC World Markets..................................        $15,120,000               2.3%                  640,678
Deutsche Bank Securities Inc........................       $119,600,000              18.4%                5,067,797
Global Bermuda Limited Partnership..................         $1,500,000                 *                    63,559
Highbridge International, LLC.......................        $15,000,000               2.3%                  635,593
KBC Financial Products..............................           $550,000                 *                    23,305
Lakeshore International, LTD........................         $1,500,000                 *                    63,559
Morgan Stanley & Co.................................         $3,500,000                 *                   148,305
Prudential Securities Incorporated..................         $2,000,000                 *                    84,746
Robertson Stephens...................................       $80,000,000              12.3%                3,389,831
Salomon Smith Barney Inc.............................        $2,295,000                 *                    97,246
San Diego County Employees Retirement................
Association..........................................        $2,000,000                 *                    84,746
Sarasin International Securities Limited.............          $100,000                 *                     4,237
SG Cowen Securities Corp.............................       $10,000,000               1.5%                  423,729
St. Albans Partners Ltd..............................        $5,500,000                 *                   233,051
Zurich HFR Master Hedge Fund Index Ltd...............          $150,000                 *                     6,356


  The information contained in the table appearing under the heading "Selling Securityholders" on pages 43-44 of the prospectus with respect to the Selling Securityholders named below is hereby deleted and restated with the following information:

                                                                                                                Shares of
                                                         Principal Amount            Percentage of             Common Stock
                                                          of Notes that                 Notes                   that May Be
Name of Selling Securityholder                             May Be Sold               Outstanding                  Sold(1)
------------------------------                          ----------------            -------------             ---------------
AIM Balanced Fund.....................................        $6,100,000                  *                           258,475
AIM VI Balanced Fund..................................          $110,000                  *                             4,661
AST AIM Balanced Portfolio............................        $1,000,000                  *                            42,373
Chrysler Corporation Master Retirement Trust..........                --                  --                               --
Clinton Riverside Convertible Portfolio Limited.......        $5,000,000                  *                           211,864
Deephaven Domestic Convertible Trading Ltd............       $10,000,000                 1.5%                         423,729
Delta Air Lines Master Trust..........................                --                  --                               --
Hotel Union & Hotel Industry of Hawaii................        $1,054,000                  *                            44,661
ITG, Inc..............................................          $231,000                  *                             9,788
Jefferies & Co., Inc..................................           $23,000                  *                               975
JMG Triton Offshore Fund, Ltd.........................       $24,600,000                 3.8%                       1,042,373
McMahan Securities Company L.P........................          $567,000                  *                            24,025
Motion Picture Industry Health Plan-Active............                --                  --                               --
Motion Picture Industry Health Plan-Retiree
Member Fund...........................................                --                  --                               --
Partner Reinssurance Company, Ltd.....................                --                  --                               --
PGEP IV, LLC..........................................          $256,000                  *                            10,847
R2 Investments, LDC...................................       $45,350,000                 7.0%                       1,921,610
State Employees' Retirement Fund of the State of
Delaware..............................................                --                  --                               --
State of Connecticut Combined Investment Funds........                --                  --                               --
The Estate of James Campbell..........................        $1,140,000                  *                            48,305
Tracor Inc. Employees Retirement Plan.................          $377,000                  *                            15,975
Tribeca Investments LLC...............................       $50,190,000                 7.7%                       2,126,695
Vanguard Convertible Securities Fund, Inc.............                --                  --                               --
Viacom Inc. Pension Plan Master Trust.................          $152,000                  *                             6,441
Other holders of notes or future transferees of such
holders (3)...........................................       $36,646,000                 5.6%                       1,552,797


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